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                                                                EXHIBIT 23.2


                            Independent Accountants' Consent



The Board of Directors and Shareholders of
Titan Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of USF&G Corporation of our report dated February 13, 1997 with respect to the consolidated balance sheets of Titan Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. Additionally, we consent to the reference to our firm under the headings "Experts" and "Titan Historical Consolidated Financial Information" in the registration statement.




KPMG Peat Marwick LLP
San Antonio, Texas
November 17, 1997